Exhibit 99.2
WebMD Completes Redemption of 3 1/8% Convertible Notes
New York, NY (December 30, 2010) — WebMD Health Corp. (Nasdaq: WBMD) has completed the optional redemption of its 3 1/8% Convertible Notes due 2025. When the redemption was announced earlier in December, approximately $84.8 million in aggregate principal amount of the 3 1/8% Notes were outstanding. In lieu of cash redemption, holders of substantially all of those 3 1/8% Notes converted their holdings into approximately 2.4 million shares of WebMD common stock. The remaining $50 thousand principal amount of the 3 1/8% Notes were redeemed for 100.893% of the principal amount plus accrued interest. As a result, WebMD no longer has any of the 3 1/8% Notes outstanding. WebMD expects to take a non-cash pre-tax charge of approximately $7 million during the quarter ending December 31, 2010 related to the conversions and redemptions of the 3 1/8% Notes.
As of December 29, 2010, WebMD had approximately 59.9 million shares of its common stock outstanding, including the shares issued upon conversion of the 3 1/8% Notes and excluding approximately 1.1 million shares of unvested restricted stock.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. More than 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.